EXHIBIT 99

AMACIS GROUP LIMITED

RULES OF THE AMACIS GROUP LIMITED

2003 ENTERPRISE MANAGEMENT INCENTIVE SCHEME

Established by resolution of the directors on 30 September 2003

1.	INTERPRETATION

1.1	In this Scheme (unless the context otherwise requires) the following words and phrases having the meanings given below:

“Acceleration Event”	(a) the sale, transfer or disposal of any Shares resulting in a change of control (as defined in Section 840 of the Income and Corporation Taxes Act 1988) in the Company whether by a single transaction or a series of related transactions; or

(b) the sale, transfer or disposal to a third party of all or substantially all of the Group’s assets whether by a single transaction or a series of related transaction; or

(c) the admission of the share capital of the Company (or any part thereof) to the official list of the London Stock Exchange or the Dublin Stock Exchange or the grant of permission to deal in the same on the AIM or the DCM or in or on any exchange or market replacing the same or in or on any stock exchange (including, without limitation, the Neuer Markt or NASDAQ);

“the Auditors”	the auditors of the Company for the time being;

“Board”	means the board of directors for the time being of the Company or a duly authorised committee thereof;

“the Company”	Amacis Group Limited registered in Northern Ireland with number NI 45134 and having its registered office at Falcon Road, Belfast BT12 6SJ;

“the Date of Grant”	in relation to any Option, the date on which that Option is granted;

“the Directors”	the board of directors of the Company from time to time or a duly constituted committee of such directors;

“Eligible Employee”	has the meaning given by paragraph 27 of Schedule 14 to the Finance Act;

“Employees Share Scheme”	has the meaning given to that expression by Article 11 of the Companies (Northern Ireland) Order 1986;

“Exercise Price”	in relation to an Option, the price per Share payable upon the exercise of that Option;

“the Finance Act”	the Finance Act 2000 as amended;

“the Grantor”	means (a) in relation to an Option granted by the Company, the Board; and (b) in relation to an Option granted by the Trustees, the Trustees;

“the Group”	the Company and each and every company which is for the time being a Subsidiary;

“Management Agreement”	means an agreement between an Optionholder, the Management Company and the Company substantially in the form of the agreement annexed to the Rules;

“Management Company”	means Amacis Group Trustees Limited, registered number NI 30521 or any other company established to manage shares on behalf of Optionholders in the manner described in the Management Agreement;

“Market Value”	in relation to a Share on a given day, the market value of a Share determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992;

“Material Interest”	has the meaning given by paragraph 31 of Schedule 14 to the Finance Act;

“Option”	right to acquire Shares granted in accordance with and subject to the rules of this Scheme;

“Optionholder”	a person who has been granted an Option or, if that person has died, his Personal Representatives;

“Ordinary Share Capital”	issued share capital of the Company which is both fully paid up and irredeemable;

“Personal Representative”	in relation to an Optionholder, the legal personal representatives of the Optionholder (being either the executors of his will to whom a valid grant of probate has been made or if he dies intestate the duly appointed administrators(s) of his estate) who have provided to the Directors evidence of their appointment as such;

“this Scheme”	the Amacis Group Limited 2003 Enterprise Management Incentive Scheme as set out in these rules and amended from time to time;

“Shares”	fully-paid Employee Ordinary Shares of one (1) pence each in the capital of the Company;

“Subsidiary”	any company which is for the time being both a subsidiary (as defined in paragraph 15 of Schedule 14 to the Finance Act) of the Company and under the control of the Company;

“Trustees”	means the trustees of any trust created by the Company which constitutes an Employees Share Scheme.

1.2	References to an Option vesting or being or becoming vested in respect of any number or proportion of the Shares over which it subsists are to be read as references to the Option becoming capable of being exercised either immediately or, subject to the Optionholder continuing to hold office or employment within the Group, at some future time.

1.3	References to Shares in respect of which an Option subsists at any time are to be read and construed as references to the Shares over which the Option is then held (and in respect of which it has not then lapsed and ceased to be exercisable).

1.4	Any reference to any enactment shall include any consolidation, modification, extension, amendment or re-enactment and to any subordinate legislation made under it for the time being in force.

1.5	Words denoting the masculine gender shall include the feminine.

1.6	Words denoting the singular shall include the plural and vice versa.

1.7	References to rules are to the rules of this Scheme.

1.8	Words not otherwise defined in this rule 1 have the same meanings as in Schedule to the Finance Act.

2.	STATEMENT OF PURPOSE

2.1	Options granted at any time pursuant to this Scheme are granted for commercial reasons in order to recruit and/or retain certain employees. This Scheme is not part of a scheme or arrangement the main purpose or one of the main purposes of which is the avoidance of taxation.

2.2	Without prejudice to the other rules, Options granted at any time pursuant to this Scheme shall be granted subject to the provisions of Schedule 14 of the Finance Act.

3.	GRANT OF OPTIONS

3.1	Subject to the following provisions of this rule, the Directors shall have an absolute discretion as to the selection of persons to whom an Option is granted by the Company.

3.2	An Option may be granted at any time but shall not be granted to any person unless he is an Eligible Employee.

3.3	An Option shall not be granted to any person at any time when he has or has within the preceding 12 months had, a Material Interest in the Company or a company that has control of the Company or is a member of a consortium that owns such a company.

3.4	An Option shall not be granted by any person other than the Company without the prior approval of the Directors.

3.5	An Option shall be granted by the Grantor executing as a deed and issuing to the Optionholder an option certificate which contains an undertaking by the Optionholder (duly executed as a deed) to be bound by the rules of this Scheme and which specifies:

(a)	the Date of Grant;

(b)	the identity of the Grantor;

(c)	the number of Shares in respect of which the Option is granted;

(d)	the Exercise Price;

(e)	the earliest date(s) on which part of all of the Option may be exercised (as the case may be);

(f)	that the exercise of the Option is subject to such performance related conditions (if any) as are imposed pursuant to rule 7;

(g)	that the Optionholder executes a declaration in the form specified by the Inland Revenue;

and is otherwise in the form of the option certificate set out in Schedule 1 or in such other form as the Grantor may from time to time determine.

3.6	Where in relation to an Option granted under this Scheme the Company or any member of the Group (as the case may be) is liable, or is in accordance with current practice believed by the Grantor to be liable, to account to the Inland Revenue or other authority for any sum in respect of national insurance contributions, the Option may not be exercised unless the Optionholder has beforehand paid to the Grantor an amount sufficient to discharge the liability. Alternatively, the Optionholder may, by agreement with the Company or the member of the Group (as the case may be), enter into some other arrangement to ensure that such amount is available to it (whether by authorising the sale of some or all of the Shares subject to his Option and the payment to the Company or the member of the Group (as the case may be) of the requisite amount out of the proceeds of sale or otherwise).

3.7	The Grantor may require an Optionholder to execute a copy of the Option Certificate or some other document in order to bind himself contractually to any such arrangement as is referred to in Clause 3.6 and return the executed document to the Grantor by a specified date. Failure to return the executed document by the specified date shall cause the Option to lapse.

4.	RELATIONSHIP WITH CONTRACT OF EMPLOYMENT

4.1	The grant of an Option does not form part of the Optionholder’s entitlement to remuneration or benefits pursuant to his contract of employment nor does the existence of a contract of employment between any person and the Company or any Subsidiary or former Subsidiary give such person any right or entitlement to have an Option granted to him in respect of any number of Shares or any expectation that an Option might be granted to him whether subject to any conditions or at all.

4.2	The rights and obligations of an Optionholder under the terms of his contract of employment with the Company or any Subsidiary or former Subsidiary shall not be affected by the grant of an Option.

4.3	The rights granted to an Optionholder upon the grant of an Option shall not afford the Optionholder any rights or additional rights to compensation or damages in consequence of the loss or termination of his office or employment with the Company or any Subsidiary or former Subsidiary for any reason whatsoever.

4.4	An Optionholder shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being or becoming unable to exercise an Option in consequence of the loss or termination of his office or employment with the Company or any Subsidiary or former Subsidiary for any reason save where such loss or termination of office or employment arises as a result of wrongful or unfair dismissal.

5.	NON-TRANSFERABILITY OF OPTIONS

5.1	During his lifetime only the individual to whom an Option is granted may exercise that Option.

5.2	An Option shall immediately cease to be exercisable if:

(a)	it is purported to be transferred or assigned (other than to his personal Representatives upon the death of the Optionholder), mortgaged, charged or otherwise disposed of by the Optionholder; or

(b)	the Optionholder is adjudicated bankrupt or a bankruptcy order is made against the Optionholder pursuant to Chapter 1 of Part IX of the Insolvency (Northern Ireland) Order 1989 or any equivalent or approximate legislation in any other jurisdiction outside Northern Ireland; or

(c)	the Optionholder is deprived (otherwise than on death) of the legal or beneficial ownership of the Option by operation of law or by the Optionholder doing or omitting to do anything which causes him to be so deprived.

6.	EXERCISE PRICE

The Exercise Price shall be determined by the Directors but in the case of an Option that is a right to subscribe for Shares shall not be less than the nominal value of a Share.

7.	PERFORMANCE-RELATED CONDITIONS OF EXERCISE

7.1	Subject to rule 7.5, the exercise of an Option may be conditional upon the performance of the Company and/or the performance of a Subsidiary and/or the Optionholder over such period and measured against such objective criteria as shall be determined by the Directors and notified to the Optionholder when the Option is granted.

7.2	Any such condition may provide that the Option shall become vested in respect of a given number or proportion of the Shares over which it subsists according to whether, and the extent to which, any given performance target is met or exceeded.

7.3	After an Option has been granted the Directors may in appropriate circumstances, amend any such performance-related condition of exercise of an Option PROVIDED THAT no such amendment shall be made unless such amendment will afford a more effective incentive to the Optionholder and will be no more difficult to satisfy than were the original conditions when first set.

7.4	For the avoidance of doubt, if the Option Certificate does not expressly state that there are performance related conditions of exercise of the Option, the Directors shall not be entitled subsequently to seek to impose performance related conditions in any respect or at all.

7.5	Lapse of Option

If, in consequence of a performance-related condition being met, an Option becomes vested in respect of some but not all of the number of Shares over which it subsists, it shall thereupon lapse and cease to be exercisable in respect of the balance of the Shares over which it was held.

8.	EXERCISE OF OPTIONS

8.1	Earliest and Latest Date for Exercise

An Option may not in any event be exercised:

(a)	prior to the date for exercise specified in an option certificate, in accordance with Rule 3.5 unless the Directors decide in their absolute discretion to accelerate the date of exercise, by giving notice in writing to the Optionholder of the new exercise date.

(b)	more than ten years after the Date of Grant.

8.2	Death of an Optionholder before Option Vested

If an Optionholder dies in service before an Option granted to him has become vested in respect of any Shares such Option shall lapse and cease to be exercisable to the extent it has not vested unless the Directors notify the Personal Representative in writing within 3 months of the date of death of the manner and conditions of exercise.

8.3	Death of Optionholder after Option Vested

If an Optionholder dies in service after an Option granted to him has become vested in respect of any number of Shares then such Option subject to the provisions of Rule 12 may be exercised by his Personal Representatives in respect of such Shares within the period of 12 months beginning with the date of his death, and if not then exercised shall lapse and cease to be exercisable at the end of that period.

8.4	Injury, Disability, Redundancy, Retirement etc.

If an Optionholder ceases to hold office or employment within the Group by reason of:

(a)	injury, ill-health, disability (evidenced to the satisfaction of the Directors); or

(b)	dismissal by reason of redundancy (within the meaning of the Employment Rights (Northern Ireland) Order 1996); or

(c)	dismissal where the dismissal is subsequently determined by a court or tribunal to be wrongful or unfair or otherwise without lawful cause; or

(d)	retirement on reaching 65 years or any other earlier age at which he is bound to retire in accordance with the terms of his contract of employment; or

(e)	the company with which he holds office or employment by virtue of which he is eligible to participate in this Scheme ceasing to be a member of the Group; or

(f)	the fact that the office or employment by virtue of which he is eligible to participate in this Scheme relates to a business or part of a business which is transferred to a company which is not a member of the Group then notwithstanding that the Option shall not have vested in respect of some or all of the Shares at the date on which the Optionholder ceased to hold office or employment with the Group (“date of cessation”) an Option granted to him may be exercised by him at any time prior the first anniversary of the date of cessation or at such later date as the Board, in its absolute discretion may decide subject to the provisions of Rule 12.

8.5	Leaving for Other Reasons

If an Optionholder:

(a)	gives or receives notice to terminate the office or employment by virtue of which he was granted an Option; or

(b)	ceases to hold office or employment with any member of the Group for any reason other than those set out in rules 8.2, 8.3 and 8.4 then an Option granted to him may only be exercised (if at all) in relation to such proportion of the Shares over which the Option has vested, and (subject to rule 8.1) within such period as the Grantor shall determine and notify to the Optionholder (subject to the provisions of Rule 12) and shall otherwise lapse and cease to be exercisable SAVE THAT if no such determinations are made by the Grantor within the period of 3 months beginning with the date on which the Optionholder so ceases then such Option shall lapse and cease to be exercisable at the end of that period of 3 months.

8.6	Material Interest

An Option may not in any event be exercised at any time if the Optionholder then has, or has within the preceding 12 months had, a Material Interest in a Close Company being either the Company or a company that has control of the Company or is a member of a consortium that owns such Company.

8.7	For the purposes of this rule 8 an Optionholder shall not be treated as having ceased to hold office or employment within the Group unless and until he no longer holds any office or employment with any member of the Group.

9.	MANNER OF EXERCISE OF OPTIONS

9.1	An Option shall be exercised only by the Optionholder serving a written notice upon the Company (acting as agent for the Grantor) which:

(a)	specifies the number of Shares in respect of which that Option is exercised;

(b)	is accompanied by payment of an amount equal to the product of the number of Shares specified in the notice and the Exercise Price; and

(c)	unless the Directors otherwise permit, is accompanied by the option certificate in respect of that Option and is otherwise in the form of the notice of exercise of option set out in Schedule 3 or in such other form as the Directors may from time to time determine.

9.2	The Directors shall be entitled (but not obliged) to require the Optionholder to execute and deliver a Management Agreement as a pre-condition to the allotment or transfer of shares pursuant to Rule 9.3.

9.3	Within the period of 30 if applicable days beginning with the date on which the requirements of rules 9.1 and 9.2 are satisfied, the Company (if it is the Grantor) shall allot, or the Grantor (if it is not the Company) shall transfer to the Optionholder (or such other person as the Optionholder may direct) the Shares specified in the notice.

9.4	As soon as reasonably practicable after the allotment or transfer of any Shares pursuant to rule 9.3, the Grantor shall issue to the Optionholder (or other person as directed by the Optionholder) a definitive share certificate or such acknowledgement of shareholding as is prescribed from time to time in respect of the Shares so allotted or transferred provided that if a request is made of the Optionholder pursuant to Rule 9.2 the Grantor shall deliver such share certificate or other acknowledgement to the Management Company.

9.5	The allotment or transfer of any Shares under this Scheme shall be subject to the Memorandum and Articles of Association of the Company and to any necessary consents of any governmental or other authorities under any enactments or regulations from time to time in force and it shall be the responsibility of the Optionholder to comply with any requirements to be fulfilled in order to obtain or obviate the necessity of any such consent.

9.6	All Shares allotted or transferred under this Scheme shall rank equally with each other in all respects.

10.	INDIVIDUAL LIMITS ON THE GRANTING OF OPTIONS

10.1	The number of Shares in respect of which an Option is granted to an Eligible Employee shall be limited, and the Option shall take effect, so that the aggregate market value of Shares which may be acquired upon the exercise of that Option, when added to the aggregate market value of Shares in respect of which Options have previously been granted (and have not then been exercised nor ceased to be exercisable) shall not exceed or further exceed £100,000.00.

10.2	For the purpose of this rule 10;

(a)	the market value of a Share in respect of which an Option has been or is to be granted shall be taken as the Exercise Price payable upon the exercise of such Option or, if less, the minimum price per Share which could have been determined pursuant to rule 6 to be the Exercise Price in relation to that Option; and

(b)	the market value of a Share in respect of which other rights to acquire shares have been granted shall have the same meaning as in Part VIII of the Taxation of Chargeable Gains Act 1992 and shall be calculated as at the time such other rights were granted.

11.	DEMERGER, RECONSTRUCTION OR WINDING-UP

11.1	Demerger

Subject to rule 8.1, in the event that notice is given to shareholders of the Company of a proposed demerger of the Company or of any Subsidiary, the Directors shall give notice to Optionholders that Options may then be exercised in respect of all the Shares over which they subsist (notwithstanding that any performance-related condition subject to which any Option is then exercisable is not then satisfied) within such period (not exceeding 30 days) as the Directors may specify in such notice to Optionholders (subject to the provisions of Rule 12) SAVE THAT:

(a)	no such notice to Optionholders shall be given unless the Auditors have confirmed in writing to the Directors that (disregarding any performance-related condition subject to which any Option is then exercisable) the interests of Optionholders would or might be substantially prejudiced if before the proposed demerger has effect Optionholders could not exercise their Options and be registered as the holders of the Shares thereupon acquired; and

(b)	in the case of Options not granted by the Company, the Grantor consents to such exercise being permitted.

11.2	Statutory reconstruction

Subject to rule 8.1, if the court sanctions a compromise or arrangement proposed for the purposes of or in connection with a plan for the reconstruction of the Company or its amalgamation pursuant to Article 418 of the Companies (Northern Ireland) Order 1986 the Optionholder shall be entitled to exercise his Option during the period of 6 months commencing on the date on which the court sanctions the compromise or arrangement, notwithstanding that any performance-related condition or other objective criterion subject to which such Option is then exercisable is not then satisfied, and thereafter the Option shall lapse and cease to be exercisable.

11.3	Winding-up

The Directors shall notify the Optionholders of any notice being given to holders of Shares of a resolution for the voluntary winding-up of the Company. The Optionholder shall be entitled to exercise his option subject to Rule 8.1 at any time before the commencement of the winding-up, notwithstanding that any performance related condition or other objective criterion subject to which such Option is then exercisable is not then satisfied, and thereafter the option shall lapse and cease to be exercisable.

11.4	All Options shall immediately lapse and cease to be exercisable upon the commencement of a winding up of the Company.

12.	ACCELERATION EVENT

12.1	The Directors shall notify the Optionholder in writing of the impending Acceleration Event as soon as reasonably and commercially practical prior to the completion of the Acceleration Event.

12.2	Subject to Rule 8.1, upon the notification of an Acceleration Event pursuant to Rule 12.1 the Optionholder shall, notwithstanding that any performance-related condition or other objective criterion subject to which such Option is then exercisable is not then satisfied, be entitled to exercise his Option at any time within the 60 day period of completion of the Acceleration Event and to the extent that the Option is not then exercised it shall upon the expiry of that period lapse and cease to be exercisable.

13.	VARIATION OF SHARE CAPITAL

13.1	In the event of any alteration of the Ordinary Share Capital by way of capitalisation or rights issue, or sub-division, consolidation or reduction or any other variation in the share capital of the Company, the Directors may make such adjustment as they consider appropriate:

(a)	to the aggregate number of amount of Shares subject to any Option, and/or

(b)	to the Exercise Price payable for each Share under any such Option, and/or

(c)	where an Option to subscribe for Shares has been exercised but no Shares have been allotted in accordance with Rule 9.2 to the number of Shares which may be so allotted and the Exercise Price payable for each such Share

PROVIDED THAT

(i)	except in the case of a capitalisation or rights issue any such adjustment is confirmed in writing by the Auditors to be in their opinion fair and reasonable; and

(ii)	except insofar as the Directors (on behalf of the Company) agree to capitalise the Company’s reserves and apply the same at the time of exercise of the Option in paying up the difference between the Exercise Price and the nominal value of the Shares, the Exercise Price in relation to any Option to subscribe for Shares is not reduced below the nominal value of a Share; and

(iii)	any such adjustment which is to be made to the terms of an Option granted by a person other that the Company shall not have effect unless it is approved by such person.

13.2	As soon as reasonably practicable after any such adjustment has effect in relation to any Option the Grantor shall give notice in writing to the Optionholder.

14.	ALTERATION OF SCHEME

14.1	The Directors may at any time (acting reasonably) alter or add to any of the provisions of this Scheme in any respect

PROVIDED THAT no such alteration or addition shall take effect so as to affect the liabilities of any person other than the Company in relation to any Option granted by such person without the prior consent in writing of such person.

14.2	As soon as reasonably practicable after making any alteration or addition under this Rule 14, the Directors shall give notice in writing thereof to any Optionholder affected.

15.	SERVICE OF DOCUMENTS

15.1	Except as otherwise provided in this Scheme, any notice or document to be given by, or on behalf of, the Company or other grantor of any Option to any person in accordance or in connection with this Scheme shall be duly given:

(a)	if he is a director or employee of any member of the Group by delivering it to him at his place of work; or

(b)	by sending it through the post in a pre-paid envelope to the address last known to the Company to be his address and, if so sent, it shall be deemed to have been duly given on the date of posting; or

(c)	if he holds office or employment with any member of the Group by sending a facsimile transmission or any other electronic communication to a current facsimile or electronic communication number addressed to him at his place of work or his address last known to the Company or other Grantor and if so sent it shall be deemed to have been duly given at the time of transmission.

15.2	Any notice or document so sent to an Eligible Employee and/or Optionholder shall be deemed to have been duly given notwithstanding that such person is then deceased (and whether or not the Company or other Grantor has notice of his death) except where his Personal Representatives have established their title to the satisfaction of the Company and supplied to the Company an address to which documents are to be sent.

15.3	Any notice in writing or document to be submitted or given to the Directors, the Company or other Grantor in accordance or in connection with this Scheme may be delivered, sent by post, telex or facsimile transmission but shall not in any event be duly given unless it is actually received by the secretary of the Company or such other individual as may from time to time be nominated by the Directors or, in the case of an Option granted by a person other than the Company, the grantor for the purposes of this Scheme and whose name and address is notified to Optionholders.

16.	MISCELLANEOUS

16.1	The Company shall at all times keep available sufficient authorised but unissued Shares to satisfy the exercise in full of all Options to subscribe for Shares for the time being remaining capable of being exercised under this Scheme.

16.2	No Option to purchase existing Shares shall be granted by any person unless that person beneficially owns such Shares at the Date of Grant or otherwise satisfies the Directors that sufficient Shares will be made available to satisfy the exercise in full of all Options granted (and which remain capable of being exercised) or to be granted by that person.

16.3	The Directors may from time to time make and vary such rules and regulations not inconsistent herewith and establish such procedures for the administration and implementation of this Scheme as they think fit and in the event of any dispute or disagreement as to the interpretation of this Scheme or of any such rules, regulations or procedures or as to any question or right arising from or relating to this Scheme, the decision of the Directors shall (except as regards any matter required to be determined by the Auditors hereunder) be final and binding upon all persons.

16.4	In any matter in which they are required to act hereunder, the Auditors shall be deemed to be acting as experts and not as arbitrators and the Arbitration Act 1996 shall not apply hereto.

16.5	The costs of the administration and implementation of this Scheme shall be borne by the Company.

16.6	Optionholders shall not be entitled to receive copies of any documents sent to holders of Shares nor any right to attend general meetings of the Company.

AMACIS GROUP LIMITED

AMENDMENT ONE TO RULES OF THE AMACIS GROUP LIMITED

2003 ENTERPRISE MANAGEMENT INCENTIVE SCHEME

Established by resolution of the directors on 22 December 2003

By resolution of the Board, the period for exercising for option upon an Acceleration Event (as defined in the Scheme contained in Rule 12.2 of the Scheme) shall be extended if Primus Knowledge Solutions, Inc. assumes the Scheme in connection with its acquisition of the share capital of the Company, so that option holders at the time of such assumption would not be subject to the 60 day exercise period but would be entitled to exercise their options upon the later of (1) the 90 day period following completion of the Acceleration Event and (2) the 90 day period following cessation of employment or service for any reason whatsoever.